Exhibit 99.1
                                  COMPANY CONTACT:
                                      Checkpoint Systems, Inc.
                                      Craig Burns
                                      Executive Vice President,
                                      Chief Financial Officer and Treasurer
                                      (856) 848-1800
                                  INVESTOR RELATIONS CONTACTS:
                                      Christine Mohrmann, PersonNameBob Joyce
                                      Financial Dynamics
                                      (212) 850-5600



FOR IMMEDIATE RELEASE

         CHECKPOINT SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2006 RESULTS

Thorofare, New Jersey, October 31, 2006 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 24, 2006.

Earnings from continuing operations for the third quarter were $12.1 million, or $0.30 per diluted share, compared to earnings from continuing operations of $12.9 million or $0.33 per diluted share in the third quarter of 2005. Included in earnings from continuing operations for the third quarter of 2006 is a charge of $0.03 per diluted share related to the Company's restructuring initiatives. In the third quarter of 2005, earnings from continuing operations included a charge of $0.06 per diluted share associated with restructuring initiatives.

"Our performance in the third quarter of 2006 reflects the progress we've made in our operating strategy," said George Off, Chairman and Chief Executive Officer of Checkpoint. "While conditions and year over year comparisons in certain of our markets remained challenging, the actions we've taken to improve our operations are beginning to take hold, resulting in a significant improvement in operating profit in the third quarter versus the second quarter of 2006, on a 1.7% increase in revenue.

"When compared to last year, the revenue decline in the third quarter was primarily due to a 17.2% decline in our security business on a constant dollar basis. As expected, soft performance in Europe and difficult comparables in the U.S. EAS business continued to negatively impact our results. Our Labeling Service business grew 27.4% in the quarter on a constant dollar basis, driven by the continued strong performance of our CheckNet(R) service bureau business.

"We have not been pleased with our performance this year and have been taking action to improve our revenue and profitability," continued Mr. Off. "Key initiatives this year have included the execution of our restructuring plans in Europe, the successful sale and transition of our barcode systems business to SATO, exploring new EAS label manufacturing processes and the transfer of our electronics assembly operations to a lower-cost location. Many of these initiatives are largely complete and while they have led to near-term inefficiencies, we believe their benefits will be demonstrated over time. We have a lot of work to do to improve our performance, but we have confidence in our ability grow our business in a market we know well.

"Over the past few weeks, we have taken action to focus on key markets and customers. This has allowed us to reduce our management headcount by 25%. We have also made organizational changes to focus our RFID strategy on our core retail customers and our existing library business.

"I am pleased to announce that the Cash and Carry division of METRO Group has selected Checkpoint as their global EAS provider," continued Mr. Off. "METRO Group, headquartered in Germany, is the world's fourth largest retailer and Cash and Carry is their most successful format. METRO Group chose Checkpoint primarily because of our global leadership in apparel and hard goods source tagging, our international footprint that provides high quality installations and support in all countries in which they operate, and our commitment to serve our retail customers with new RFID technology. We plan to install
425 stores in 28 countries over the next 12 months, after which we will begin to see the full benefits of this agreement in our financial results."

Financial highlights for the third quarter of 2006:

o Revenue for the third quarter of 2006 was $167.8 million, compared to revenue of $185.6 million in the third quarter of last year, a 9.6% decline. Foreign exchange had a positive impact on revenue of $3.5 million, or 1.9%, in the third quarter 2006, as compared to the third quarter 2005.

o Gross profit was $72.0 million, or 42.9% of revenue, compared to $80.0 million, or 43.1% of revenue, in the third quarter of 2005. Gross profit in the third quarter of 2006 included a $4.7 million increase in inventory reserves over the prior year. The increase is attributable to aging of customer specific inventory and production issues with new label manufacturing processes.

o Selling, general, and administrative expenses (SG&A) were $54.4 million, compared with $55.8 million for the third quarter of 2005. Included in current year SG&A is $1.7 million of share-based compensation expense. As a percentage of revenue, SG&A expenses increased to 32.4% in the third quarter of 2006, versus 30.1% in the third quarter of 2005, due to lower sales levels in the current period.

o Research and development expenses for the third quarter of 2006 were $4.9 million, or 2.9% of revenue, compared with $4.5 million, or 2.4% of revenue, in the third quarter of 2005.

o Other operating gain (loss) for the third quarter of 2006 include interest income of $1.3 million and $0.4 million of income from the rendering of transitional services to SATO partially offset by interest expense of $0.5 million and a foreign exchange loss of $0.1 million.

o GAAP operating income in the third quarter of 2006 was $11.1 million, compared to $16.3 million in the prior year period. Excluding restructuring expense, operating income in the third quarter was $12.7 million, or 7.6% of revenue, compared to $19.8 million, or 10.7% of revenue, in the third quarter of 2005. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

o Income tax expense for the third quarter of 2006 was impacted by the release of valuation allowances and tax reserves totaling $3.7 million. Prior year income tax expense included a $1.0 million release of tax reserves.

o The GAAP reported earnings from continuing operations for the third quarter of 2006 was $12.1 million, or $0.30 per diluted share, compared to $12.9 million, or $0.33 per diluted share, for the third quarter of 2005.

o The GAAP reported net earnings for the third quarter of 2006 was $12.1 million, or $0.30 per diluted share, compared to net earnings of $14.2 million, or $0.36 per diluted share, for the third quarter of 2005.

o Excluding restructuring expense, earnings from continuing operations for the third quarter of 2006 were $13.3 million, or $0.33 per diluted share, compared to $15.5 million, or $0.39 per diluted share a year ago. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

o Cash flow from operations was $10.8 million in the third quarter of 2006 compared to $10.5 million in the third quarter of 2005.

o At September 24, 2006 cash and cash equivalents were $121.4 million, working capital was $244.6 million and long-term debt was $27.1 million. Capital expenditures in the quarter were $2.9 million.

Craig Burns, Executive Vice President, Chief Financial Officer and Treasurer, added, "Gross margins were comparable to the prior year even though they were affected by additional inventory reserves, lower sales volumes in EAS and higher raw materials costs. Income taxes and net earnings for the quarter were favorably impacted by the $3.7 million release of valuation allowances and reserves. We are working to improve our operational efficiency to reduce working capital and further strengthen our balance sheet."

Financial highlights for the nine months ended September 24, 2006:

o Reported revenue of $475.0 million, compared to $527.6 million in the same period of 2005. Foreign exchange had a negative impact on revenue of approximately $4.8 million or 0.9% for the first nine months of 2006, compared to 2005.

o Gross profit for the first nine months of 2006 was $199.3 million, or 42.0% of revenue, compared to $230.2 million or 43.6% of revenue for the first nine months of 2005. Gross profit in the first nine months of 2006 included a $5.2 million increase in inventory reserves over the prior year.

o The GAAP reported operating income was $17.4 million for the first nine months of 2006, compared to $29.8 million for the same period of 2005. Current year operating income includes $4.6 million of share-based compensation expense. Excluding the Company's litigation settlement recorded in the second quarter of 2006 and year-to-date restructuring charges, operating income was $22.1 million, or 4.6% of revenue, compared to $39.5 million, or 7.5% of revenue, in the first nine months of 2005. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

o The GAAP reported earnings from continuing operations for the first nine months of 2006 was $18.3 million, or $0.45 per diluted share, compared to $22.2 million, or $0.57 per diluted share for the first nine months of 2005.

o The GAAP reported net earnings for the first nine months of 2006 was $19.8 million, or $0.49 per diluted share, compared to net earnings of $27.6 million, or $0.71 per diluted share, for the first nine months of 2005.

o Excluding restructuring expense and litigation settlement costs, earnings from continuing operations for the first nine months of year 2006 were $21.5 million, or $0.53 per diluted share, compared to $29.4 million, or $0.75 per diluted share in the year ago period. (See attached table "Reconciliation of GAAP to Non-GAAP Measures").

o In January of 2006, the Company completed the sale of the barcode systems (BCS) businesses to SATO for total consideration of $37 million in cash, plus the assumption by SATO of $5 million in liabilities. The final purchase price is subject to certain post-close adjustments relating to net operating assets. Included in discontinued operations for the first nine months of 2006 is a gain on sale of the barcode systems business of $1.3 million or $0.03 earnings per share.

Checkpoint Systems also announced that its Board of Directors has authorized the repurchase of up to 2 million shares of the Company's common stock. Shares will be repurchased at times and amounts determined by management based on its evaluation of market conditions and other factors. Repurchases will be made from time to time in the open market.

Mr. Off concluded, "Our business environment remains soft and we remain cautious about our sales forecast. We also expect greater costs than previously forecasted as a result of the operational and management changes we are making in the fourth quarter. We have incorporated this in our updated guidance. Although we are forecasting full year results to be lower than our previous guidance, we expect that our fourth quarter results will reflect a significant improvement in operating margins compared with the third quarter of 2006 and the fourth quarter of last year."

Checkpoint Systems updated its financial guidance for 2006 full year financial results:

o    Revenues, at current exchange rates, down 8% to 9% versus 2005

o Diluted earnings per share from continuing operations of between $0.90 and $0.95, excluding restructuring expense and litigation settlement costs

o Expensing of stock options and share based compensation will impact earnings by $0.11 to $0.12 per diluted share, which is included in the earnings per share guidance above

o    An annualized tax rate of approximately 20%

o Free cash flow (cash flow from operations less capital expenditures) of between $25 million and $35 million

This guidance does not include the impact of unusual charges, such as restructuring charges and litigation settlement costs, that the Company may incur during the year, and assumes a continuation of current exchange rates.

Checkpoint Systems will host a conference call today, October 31, 2006, at 10:00 A.M. Eastern Time, to discuss its third quarter 2006 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company's homepage, www.checkpointsystems.com, by clicking on the "Conference Calls" link or entering the "Investors" section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company's homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems, and retail merchandising systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 32 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
---------------------
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

                                 (Tables Follow)

                            Checkpoint Systems, Inc.
                      Consolidated Statements of Operations
                      (Thousands except per share amounts)
                                   (unaudited)

                                                        Quarter                         Nine Months
                                                   (13 weeks) Ended                  (39 weeks) Ended
                                           ---------------------------------------------------------------------


                                            September 24,   September 25,     September 24,     September 25,
                                                 2006            2005             2006               2005
-------------------------------------------------------------------------------------------------------------------


Net revenues                                       $167,799        $185,555          $475,019          $527,578
Cost of revenues                                     95,834         105,529           275,724           297,413
-------------------------------------------------------------------------------------------------------------------
Gross profit                                         71,965          80,026           199,295           230,165

Selling, general, and administrative
  expenses                                           54,373          55,811           163,595           176,683
Research and development                              4,865           4,450            13,618            13,952
Restructuring expense                                 1,612           3,498             2,468             9,772
Litigation settlement                                     -               -             2,251                 -
-------------------------------------------------------------------------------------------------------------------
Operating income                                     11,115          16,267            17,363            29,758

Interest income                                       1,264             582             3,538             1,651
Interest expense                                        447             717             1,402             2,598
Other gain/(loss), net                                  300              67               716               198
-------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                  12,232          16,199            20,215            29,009
  before income taxes and minority
interest

Income taxes                                             49           3,260             1,820             6,694
Minority interest                                        52              39               107                88
-------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                  12,131          12,900            18,288            22,227

Earnings (loss) from discontinued
  operations, net of tax                               (12)           1,320             1,506             5,325
-------------------------------------------------------------------------------------------------------------------

Net earnings                                        $12,119         $14,220           $19,794           $27,552
-------------------------------------------------------------------------------------------------------------------
Basic Earning per Share:
Earnings from continuing operations                    $.31            $.34              $.46              $.58
Earnings from discontinued
  operations, net of tax                                  -             .03               .04               .14
-------------------------------------------------------------------------------------------------------------------
Basic earnings per share                               $.31            $.37              $.50              $.72
-------------------------------------------------------------------------------------------------------------------

Diluted Earnings per Share:
Earnings from continuing operations                    $.30            $.33              $.45              $.57
Earnings from discontinued
  operations, net of tax                                  -             .03               .04               .14
-------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                             $.30            $.36              $.49              $.71
-------------------------------------------------------------------------------------------------------------------

                            Checkpoint Systems, Inc.
                       Summary Consolidated Balance Sheet
                                   (Thousands)

                                                      September 24,                 December 25,
                                                         2006                           2005
                                                         ----                           ----
                                   (unaudited)


Cash and Cash Equivalents                               $121,431                      $113,223
Working Capital                                         $244,582                      $209,526
Current Assets                                          $416,250                      $415,967
Total Debt                                              $ 27,067                      $ 37,130
Shareholders' Equity                                    $451,406                      $398,322
Total Assets                                            $748,088                      $736,368

Reconciliation of Non-GAAP Financial Measures in Accordance with
SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulation G and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

                            Checkpoint Systems, Inc.
              Reconciliation of GAAP to Non-GAAP Financial Measures
                                   (Thousands)
                                   (unaudited)

                                                                 Quarter Ended                   Nine Months Ended
                                                                  (13 Weeks)                         (39 Weeks)
                                                        September 24,    September 25,    September 24,    September 25,
                                                             2006             2005             2006             2005
                                                        ---------------- ---------------  ---------------- ----------------

Reconciliation of GAAP to Non-GAAP Operating Margin:

Net revenues                                                   $167,799        $185,555          $475,019         $527,578
                                                        ================ ===============  ================ ================

GAAP operating income                                            11,115          16,267            17,363           29,758

Non-GAAP adjustments:

Restructuring expense                                             1,612           3,498             2,468            9,772

Loss from settlement of lawsuit with ID Security
  Systems Canada Inc.                                                 -               -             2,251                -
                                                        ---------------- ---------------  ---------------- ----------------

Adjusted Non-GAAP operating income                              $12,727         $19,765           $22,082          $39,530
                                                        ================ ===============  ================ ================

GAAP operating margin                                              6.6%            8.8%              3.7%             5.6%
Adjusted Non-GAAP operating margin                                 7.6%           10.7%              4.6%             7.5%


                            Checkpoint Systems, Inc.
         Reconciliation of GAAP to Non-GAAP Financial Measures continued
                      (Thousands except per share amounts)
                                   (unaudited)

                                                                 Quarter Ended                  Nine Months Ended
                                                                  (13 Weeks)                        (39 Weeks)
                                                        September 24,    September 25,   September 24,    September 25,
                                                             2006             2005            2006             2005
                                                        ---------------- --------------- ---------------- ----------------

Reconciliation of GAAP to Non-GAAP Earnings from
Continuing Operations:

Earnings from continuing operations, as reported                $12,131         $12,900          $18,288          $22,227

Non-GAAP adjustments:

Restructuring expense, net of tax                                 1,186           2,555            1,734            7,138

Loss from settlement of lawsuit with ID
  Security Systems Canada Inc., net of tax                            -               -            1,463                -
                                                        ---------------- --------------- ---------------- ----------------

Adjusted earnings from continuing operations                    $13,317         $15,455          $21,485          $29,365
                                                        ================ =============== ================ ================

Reported diluted shares                                          40,080          39,230           40,293           38,885

Adjusted diluted shares                                          40,080          39,230           40,293           38,885

Reported earnings per share from continuing operations             $.30            $.33             $.45             $.57
- diluted

Adjusted earnings per share from continuing operations             $.33            $.39             $.53             $.75
- diluted


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